Exhibit 10.6

PROMISSORY NOTE

$1,947,000.00	Phoenix, Arizona
July 15, 2002
Note Doc.0715021947

FOR VALUED RECEIVED, and legally bound hereby, INNSUITES HOSPITALITY TRUST (“Maker”), an Ohio real estate investment trust, having an office at 1615 East Northern Avenue, Suite 102, Phoenix, Arizona 85020 hereby promises to pay to the order of James Wirth (“Payee”), 5700 East Glen Drive, Paradise Valley, Arizona 85253 or such other place as the holder hereof may from time to time designate in writing, the principal sum of ONE MILLION NINE HUNDRED FORTY SEVEN THOUSAND AND NO/100 DOLLARS ($1,947,000.00), bearing interest on the unpaid principal balance at the rate of seven percent (7.00%) per annum, computed on a three hundred sixty (360)-day year, to be due and payable in installments of principal and interest to the maturity date on July 15, 2006 (the “Maturity Date”) as follows:

(A)                              Commencing on July 15, 2003, interest of all accrued but unpaid interest on the outstanding principal balance hereunder shall be added to the outstanding principal balance.

(B)                                Commencing on August 15, 2003 and thereafter, monthly principal and interest payments in the amount of $13,860.18, (see Attachment A). On the Maturity Date, one payment shall be due and payable in the amount of the then unpaid principal and interest and all other sums and charges due and unpaid by Maker (collectively, the “Note”).

Subject to the requirements and approval of Irwin Union Bank and subject to the cash flow of Maker, upon the sale or refinance of any Trust hotel, twenty (20%) percent of the net proceeds shall be made available at the option of Payee to pay or pre-pay principal and/or accrued but unpaid interest on the outstanding principal balance on this Note.

Payments shall be applied first to any charges or sums (other than principal and interest) due and payable by Maker, second to accrued and unpaid interest on the principal balance and then applied to further reduce the principal balance of this Note.

This Promissory Note replaces the following ten separate Promissory Notes, each of which has been “rolled” into this Promissory Note.

  1.           $   600,000              Dated August 1, 2000

  2.           $     50,000              Dated August 16, 2000

  3.           $   602,000              Dated August 29, 2000

  4.           $   350,000              Dated September 8, 2000

  5.           $   200,000              Dated September 25, 2000

  6.           $     65,000              Dated October 19, 2000

  7.           $     50,000              Dated October 23, 2000

  8.           $   145,000              Dated November 10, 2000

 9.            $   574,000              Dated December 8, 2000

                   - 719,000              Principal Paid Down January 12 thru February 1, 2001

10.           $     30,000              Dated April 27, 2001

Total       $1,947,000

Maker may exercise the right at any time during the term of this Note to repay all or part of the unpaid principal amount of the Note, together with any accrued and unpaid interest thereon and any other sums or charges due hereunder without any prepayment premium or penalty.

Maker hereby waives for itself and, to the fullest extent not prohibited by applicable law, for any subsequent lienor, any right Maker may now or hereafter have under the doctrine of marshaling of assets or otherwise which would require Payee to proceed against certain property before proceeding against any other property.

Maker and Payee agree with the prior approval of Payee that the Note can be automatically extended for a period of three years for the outstanding principal balance at the Maturity Date. Maker hereby agrees that in the event part of principal or interest is not paid when due or the entire Note is not paid when due, then the rate of interest on this Note shall, at the election of Payee upon ten (10) days prior written notice, each of which is hereby expressly waived, be increased to nine and 00/100 percent (9.00%) per annum or the highest rate for which the parties may agree under applicable law, whichever is less (the “Default Rate”). Maker shall be obligated thereafter to pay interest on the then unpaid principal balance of the Note at the Default Rate, both before and after judgment, to be computed from the due date through and including the date of actual receipt of the overdue payment, whether a payment of interest or the entire Note.  Nothing herein shall be construed as an agreement or privilege to extend the date of the payment or any installment of or the entire Indebtedness, or as a wavier of any other right or remedy accruing to Payee.

In the event that any regular payment of interest herein provided shall not be received by Payee on the date such payment is due, Payee shall have the right to assess Maker a late payment charge in the amount of one-half percent (.5%) of such overdue monthly installment, which shall become due to Payee for the additional cost incurred by Payee by reason of such nonpayment.  The Default Rate will only accrue for periods of delinquent installments except for such when Payee accepts late payments of installments accompanied by a late payment charge as specified above.

Upon any of the following Events of Default, at the election of Payee, the entire unpaid principle balance of the Note, together with all accrued but unpaid interest thereon at the Default Rate and all other sums or changes due hereunder, shall become due and payable:

(a)                                  Maker’s failure to pay when due any installment required to be paid hereunder, on or before the tenth (10th) day following the applicable due date;

(b)                                 Maker’s failure to pay when due any other sums required to be paid under this Note, subject to any notice and applicable grace period, if any;

(c)                                  Maker’s breach of any other covenant or agreement herein and such breach remains uncorrected at the expiration of any applicable grace period expressly provided for herein;

(d)                                 Any creditor’s proceeding in which Maker consents to the appointment or a receiver or trustee for any of its property;

(e)                                  if any order, judgment or decree shall be entered, without the consent of Maker, upon an application of a creditor approving the appointment of a receiver or trustee for any of its property, and such order, judgment, decree, or appointment is not dismissed or stayed with an appropriate appeal bond within sixty (60) days following the entry or rendition thereof; or

(f)                                    if Maker (i) makes a general assignment for the benefit of creditors, (ii) fails to pay its debts generally as such debts become due, (iii) is found to be insolvent by a court of competent jurisdiction, (iv) voluntarily files a petition in bankruptcy or a petition or answer seeking readjustment of debts under any state or federal bankruptcy or like law, or (v) any such petition is filed against Maker and is not vacated or dismissed within sixty (60) days after filling thereof.

(g)                                 Maker and Payee agree that no event of default has occurred by effect of (a) through (f) above if the event is a result of law or violates any other agreements that Maker and Payee as President of InnSuites Hospitality Trust.

Notice of such election by Payee is hereby expressly waived as part of the consideration for this loan.  Nothing contained herein shall be construed to restrict the exercise of any other rights or remedies granted to Payee hereunder upon the failure of Maker to perform any provision hereof.

If this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all costs incurred by Payee, including without limitation reasonable attorney’s fees to the fullest extent not prohibited by law, and all expenses incurred in connection with the protection or realization of any collateral, whether or not suit is filed hereon or on any instrument granted a security interest.

Maker hereby expressly acknowledges and represents that the indebtedness (“Note”) is for a business purpose and not consumer or household purposes.

Maker hereby waves demand, presentment for payment, protest, notice of protest, notice of non-payments and any and all lack of diligence or delays in collection or enforcement of this

Note, and expressly consents to any extension of time of payment hereof, release of any party primarily or secondarily liable hereunder or any of the security for this Note, acceptance of other parties to be liable for any of the Note or of other security therefore, or any other indulgence or forbearance which may be made, without notice to any party and without in any way affecting the liability of any party.

No failure by Payee to exercise any right hereunder shall be construed as a waiver of the right to exercise the same or any other right any time or from time to time thereafter.

This Note shall be construed and enforced according to, and governed by the laws of the State of Arizona.

Any notice required hereunder shall be in writing, and shall be given to the receiving party the notice by personal delivery or by certified mail, postage prepaid, return receipt requested, as follows:

                if to Payee, then addressed to Payee at 5700 East Glen Drive, Paradise Valley, Arizona 85253, (Tel.(602) 596-0224, Fax (602) 596-0225), with a copy to James W. Reynolds, Esq., Dillingham & Reynolds L.L.P., 5080 North 40th Street, Suite 335, Phoenix, Arizona 85018, (Tel.(602) 468-1811, Fax (602) 468-0442);

                if to Maker, then addressed to maker at 1615 East Northern Avenue, Suite 102, Phoenix, Arizona 85020, Attn: President, (Tel.(602) 944-1500, Fax (602) 678-0281) with a copy to James B. Aronoff, Esq., Thompson Hine & Flory, LLP, 3900 Key center, 127 Public Square, Cleveland, Ohio 44114 (Tel.(216) 566-5500, Fax (216) 566-5800).

Any party may, be given notice in writing or designate another address as a place for service of notice. Such notices shall be deemed to be received when delivered, if delivered in person, or seven (7) business days after deposited in the United States mails, if mailed as herein above provided.

 By acceptance of this Note, Payee covenants and agrees that, upon payment in full of the then unpaid principal balance of this Note, together with all unpaid interest and other sums payable to Payee under this Note, (a) Note shall be fully satisfied, (b) Payee shall promptly mark this Note as being paid in full, satisfied and discharged and shall return the same to Maker.

INNSUITES HOSPITALITY TRUST,
an Ohio real estate investment trust

By:	/s/ Marc E. Berg
Name: Marc E. Berg
Title: Executive Vice-President